Exhibit 10.33

FIFTH AMENDMENT TO THE

AMGEN NONQUALIFIED DEFERRED COMPENSATION PLAN

AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2005

Article I (Definitions) of the Amgen Nonqualified Deferred Compensation Plan as Amended and Restated Effective January 1, 2005 (the “Plan”) is hereby amended effective January 1, 2008, accordingly:

1.	The definition of “Annual Base Salary” shall be amended in its entirety to read as follows:

“Annual Base Salary” shall mean a Participant’s compensation consisting only of regular salary paid by any Employer for services rendered during the Plan Year and excluding any other compensation. With respect to any member of the Board, Annual Base Salary shall mean the member’s annual retainer, chair fees, Board meeting fees, and Committee meeting fees.

2.	The definition of “Annual Bonus” shall be amended in its entirety to read as follows:

“Annual Bonus” shall mean any compensation earned by a Participant during a Plan Year that constitutes a commission paid to a salesperson or that is paid pursuant to the Amgen Global Management Incentive Plan (GMIP), the Amgen Inc. Executive Incentive Plan (EIP), or an equivalent bonus program. All other compensation is excluded.

To record this Fifth Amendment to the Plan as set forth herein, the Company has caused its authorized officer to execute this document this 14th day of December 2007.

AMGEN INC.

By:	/s/ BRIAN MCNAMEE
Title:	Senior Vice President, Human Resources